Exhibit 10.33

FORM

SONIC AUTOMOTIVE, INC.

2004 STOCK INCENTIVE PLAN

PERFORMANCE-BASED

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement is entered into as of <Date Granted> (the “Grant Date”) between SONIC AUTOMOTIVE, INC., a Delaware corporation (the “Company”), and <Name> (the “Recipient”).

WHEREAS, the Company has established the Sonic Automotive, Inc. 2004 Stock Incentive Plan (the “Plan”), pursuant to which the Company may, from time to time, make grants of restricted stock units (“Restricted Stock Units”) to eligible employees and other individuals providing services to the Company and its Subsidiaries (as defined in the Plan);

WHEREAS, in consideration for the Recipient’s service to the Company and/or its Subsidiaries, the Company has determined to grant the Recipient a certain number of Restricted Stock Units representing the contingent right to receive a corresponding number of shares of the Company’s Common Class A Stock, par value $.01 per share (the “Common Stock”), pursuant to the terms and conditions of the Plan and this Restricted Stock Unit Agreement; and

WHEREAS, the grant of Restricted Stock Units also is in consideration for and conditioned upon the Recipient entering into the Restrictive Covenants and Confidentiality Agreement that accompanies this Restricted Stock Unit Agreement (unless such Restrictive Covenants and Confidentiality Agreement was previously executed and delivered to the Company in connection with a prior stock incentive award).

NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

1. Grant of Restricted Stock Units. In consideration for the Recipient’s service to the Company and/or its Subsidiaries and subject to the terms and conditions set forth in this Restricted Stock Unit Agreement and the Plan, the Company hereby grants to the Recipient              (            ) Restricted Stock Units (the “Target Grant”). As used hereinafter, the term “Restricted Stock Units” shall refer to the Target Grant or the Adjusted Grant (defined in Section 2 below), as applicable.

This grant of Restricted Stock Units also is subject to the Recipient’s entering into the accompanying Restrictive Covenants and Confidentiality Agreement. If the Recipient has previously executed and delivered to the Company the same Restrictive Covenants and Confidentiality Agreement in connection with a prior stock incentive award, the Recipient shall be deemed to have satisfied such condition with respect to this grant of Restricted Stock Units.

2. Performance Conditions. If [insert performance conditions], the Target Grant shall be immediately and automatically forfeited in its entirety and the Recipient shall not have any further interest in such Restricted Stock Units. If [insert performance conditions], then the number of Restricted Stock Units subject to this Restricted Stock Unit Agreement shall be adjusted [describe adjustment] (the “Adjusted Grant”).

3. Vesting Conditions. Subject to Section 2 above, the Restricted Stock Units shall vest [insert vesting schedule], except as otherwise provided below or elsewhere in this Restricted Stock Unit Agreement. [Describe effect of “Termination of Service”]

4. Settlement of Restricted Stock Units. Upon meeting the vesting conditions in Section 3 above, the number of Restricted Stock Units that have become so vested shall be settled and paid in the form of an equivalent number of shares of Common Stock within thirty-one (31) days after the date of such vesting event; provided, however, in the event this Restricted Stock Unit Agreement provides for a deferral of compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and settlement of the Restricted Stock Units is triggered by the Recipient’s separation from service (within the meaning of Section 409A of the Code), payment of such shares of Common Stock shall not be made until the expiration of six full calendar months following such separation from service unless earlier payment would comply with Section 409A of the Code.

5. Dividend Equivalents. If the Board of Directors of the Company declares a cash dividend with respect to the Common Stock, the Recipient shall be credited for each outstanding Restricted Stock Unit held by the Recipient on the record date with an amount of cash equal to the dividend paid with respect to a share of Common Stock; provided, however, that such cash dividend equivalents that are credited during a calendar year shall be accumulated and then paid to the Recipient in cash by no later than March 15 of the following year; and provided further, that cash dividend equivalents shall be paid only with respect to the number of unvested Restricted Stock Units that remain outstanding following the determination of the extent to which the performance conditions in Section 2 have been satisfied.

6. No Rights as Stockholder Prior to Settlement. The Recipient shall have no rights as a stockholder of the Company with respect to any shares of Common Stock represented by the Restricted Stock Units until the Recipient shall have become the holder of record of such Common Stock. Except as otherwise provided in this Restricted Stock Unit Agreement, no adjustments shall be made for distributions (whether in cash, units, securities or other property) by the Company or other rights for which the record date is prior to the date that the Recipient shall have become the holder of record of such shares of Common Stock.

7. Restrictions on Transferability. The Recipient may not sell, assign, convey, pledge, exchange, hypothecate, alienate or otherwise dispose of or transfer the Restricted Stock Units in any manner. No assignment, pledge or transfer of the Restricted Stock Units, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall be effective; but immediately upon any such attempt to assign, pledge or otherwise transfer the Restricted Stock Units, the Restricted Stock Units shall be forfeited.

8. Restrictive Covenants. In the event that the Company determines that the Recipient has violated the terms of any secrecy, confidentiality, noncompetition, no-solicit and/or no-hire covenants or clauses contained in any agreement with the Company and/or one or more Subsidiaries, including but not limited to any Restrictive Covenants and Confidentiality Agreement (even if such covenants, clauses or agreements are held invalid or unenforceable), then (a) any unvested Restricted Stock Units and any shares of Common Stock arising from vested Restricted Stock Units that have not yet been delivered to the Recipient shall be immediately and automatically forfeited and rescinded upon such violation and (b) if any other Restricted Stock Units have vested after such violation or within two (2) years prior to such violation, then (without regard to tax consequences) the Recipient agrees to return the corresponding shares of Common Stock to the Company or if the Recipient has sold or disposed of such shares, the Recipient agrees to immediately pay the Company an amount equal to the fair market value of such shares at the time of such sale or disposition. The Company and its Subsidiaries shall have the right to offset such amount against any amounts otherwise owed to the Recipient by the Company or a Subsidiary (including, but not limited to, wages or other compensation, vacation pay, fringe benefits or pursuant to any other compensatory arrangement). Notwithstanding the foregoing, nothing under this Section shall limit the Company’s or its Subsidiaries’ remedies under any such agreements containing secrecy, confidentiality, noncompetition, no-solicit and/or no-hire covenants or clauses or otherwise against the Recipient for violations thereof.

9. Forfeiture Procedures. In the event of any forfeiture of the Restricted Stock Units, such forfeiture shall be automatic and without further act or deed by the Recipient. Notwithstanding the foregoing, if requested by the Company (or its agent), the Recipient shall execute such documents (including, without limitation, a power of attorney in favor of the Company) and take such other action deemed necessary or desirable by the Company to evidence such forfeiture.

10. Tax Matters (Withholding). The Recipient shall pay or make provision for payment to the Company or its Subsidiary, as applicable, through payroll or other withholding (which withholding the Recipient hereby authorizes) or other means acceptable to the Company or its Subsidiary and permissible under the Plan, the amount necessary to satisfy any federal, state or local withholding requirements applicable to any taxable event arising in connection with the Restricted Stock Units (including, without limitation, vesting events and the payment of dividend equivalents). If other satisfactory arrangements have not been made by the Recipient, the Company may retain from the Common Stock otherwise deliverable to the Recipient upon vesting of the Restricted Stock Units such number of shares with a fair market value equal to the required withholding amount. The determination of the withholding amounts due shall be made by the Company and its Subsidiaries and shall be binding upon the Recipient. The Company shall not be required to deliver such shares of Common Stock unless the Recipient has made acceptable arrangements to satisfy any such withholding requirements. Nothing in this Section shall be construed to impose on the Company a duty to withhold where applicable law does not require such withholding.

THE RECIPIENT ACKNOWLEDGES THAT THE RECIPIENT IS RESPONSIBLE FOR AND IS ADVISED TO CONSULT WITH THE RECIPIENT’S OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THE RECIPIENT THAT MAY ARISE IN CONNECTION WITH THE RESTRICTED STOCK UNITS.

11. Adjustments; Change in Control. The Restricted Stock Units granted pursuant to this Restricted Stock Unit Agreement may be subject to adjustment as provided in the Plan in the event of a merger, consolidation, recapitalization, reclassification, combination of shares, stock dividend, stock split, or other relevant changes in the Company’s capital structure. In addition, the Restricted Stock Units may become fully vested in connection with a “Change in Control” (as defined in the Plan, but, to the extent applicable, only if such “Change in Control” also constitutes a “change in control event” under Section 409A of the Code).

The existence of the Restricted Stock Units shall not affect in any way the authority of the Company and its stockholders to exercise their corporate rights and powers, including, but not by way of limitation, the right of the Company to authorize any adjustment, reclassification, reorganization, or other change in its capital or business structure, any merger or consolidation of the Company, the dissolution or liquidation of the Company, the issuance of securities with preference ahead of or affecting the Common Stock, or any sale or transfer of all or any part of its business or assets.

12. Nature of Arrangement. The Recipient’s rights under this Restricted Stock Agreement shall be only contractual in nature unsecured by any assets of the Company or any Subsidiary. The Company shall not be required to segregate any specific funds, assets or other property with respect to the Restricted Stock Units. To the extent that this Restricted Stock Unit Agreement provides for a deferral of compensation within the meaning of Section 409A of the Code, this Restricted Stock Agreement is intended to comply with Section 409A of the Code and shall be interpreted consistent with such intent. Notwithstanding the foregoing, the Company does not guarantee to the Recipient that this Restricted Stock Unit Agreement complies with or is exempt from Section 409A, and shall not indemnify or hold harmless the Recipient with respect to any tax consequences that arise from any such failure under Section 409A of the Code.

13. Securities Laws. Notwithstanding any provision herein to the contrary or in the Plan, the Company shall be under no obligation to issue any shares of Common Stock to the Recipient pursuant to this Restricted Stock Unit Agreement unless and until the Company has determined that such issuance is either exempt from registration, or is registered, under the Securities Act of 1933, as amended, and is either exempt from registration and qualification, or is registered or qualified, as applicable, under all applicable state securities or “blue sky” laws. Nothing in this Restricted Stock Unit Agreement shall be construed to obligate the Company at any time to file or maintain a registration statement under the Securities Act of 1933, as amended, or to effect similar compliance under any applicable state laws with respect to the Common Stock that may be issued pursuant to this Restricted Stock Unit Agreement. The Company may require that the Recipient make such representations and agreements and furnish such information as the Company deems appropriate to assure compliance with applicable legal and regulatory requirements.

14. Resolution of Disputes; Interpretation. Any question of interpretation, dispute or disagreement that arises under, or as a result of, this Restricted Stock Unit Agreement shall be determined by the Committee in its absolute and uncontrolled discretion, and any such determination or other interpretation by the Committee pursuant to this Restricted Stock Unit Agreement shall be final, binding and conclusive on all parties affected thereby.

15. Miscellaneous.

(a) Binding on Successors and Representatives. Subject to the transfer restrictions applicable to the Recipient hereunder and other conditions hereof, this Restricted Stock Unit Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and the Recipient’s heirs, executors, administrators and personal representatives; and the parties agree, for themselves and their successors, representatives and assigns, to execute any instrument which may be necessary legally to effect the terms and conditions of this Restricted Stock Unit Agreement.

(b) No Employment Rights. Nothing contained in this Restricted Stock Agreement shall confer upon the Recipient any right to continue in the employ or service of the Company or any Subsidiary nor interfere with or limit in any way the right of the Company or a Subsidiary to terminate the Recipient’s employment by, or performance of services for, the Company or Subsidiary at any time.

(c) Entire Agreement. This Restricted Stock Unit Agreement together with the Plan constitute the entire agreement of the parties with respect to the Restricted Stock Unit Agreement and supersedes any previous agreement, whether written or oral, with respect thereto. This Restricted Stock Unit Agreement has been entered into in compliance with the terms of the Plan; wherever a conflict may arise between the terms of this Restricted Stock Unit Agreement and the terms of the Plan, the terms of the Plan shall control.

(d) Amendment. Except as otherwise provided below or in the Plan, neither this Restricted Stock Unit Agreement nor any of the terms and conditions herein set forth may be altered or amended orally, and any such alteration or amendment shall be effective only when reduced to writing and signed by each of the parties or their respective successors and assigns. Notwithstanding the foregoing, to the extent applicable, it is intended that this Restricted Stock Unit Agreement comply with the provisions of Section 409A of the Code. The Company or the Committee may, without obtaining the Recipient’s written consent, amend this Restricted Stock Unit Agreement in any respect either deems necessary or advisable to comply with Section 409A of the Code and applicable regulations and guidance thereunder and/or to prevent this Restricted Stock Unit Agreement from being subject to Section 409A of the Code.

(e) Construction of Terms and Definitions. Any reference herein to the singular or plural shall be construed as plural or singular whenever the context requires. Capitalized terms not otherwise defined in this Restricted Stock Unit Agreement shall have the meanings ascribed to them in the Plan.

(f) Notices. All notices required and permitted to be given hereunder shall be in writing and shall be deemed to have been given (i) if delivered by hand, when so delivered; (ii) if sent by Federal Express or other overnight express service, one (1) business day after delivery to such service; or (iii) if mailed by certified or registered mail, return receipt requested, three (3) days after delivery to the post office. In each case, all notices shall be addressed to the intended recipient as follows or at such other address as is provided by either party by notice to the other:

If to the Company:	With a copy to:

Sonic Automotive, Inc.	Sonic Automotive, Inc.
Attention: Chief Financial Officer	Attention: General Counsel
6415 Idlewild Road, Suite 109	6415 Idlewild Road, Suite 109
Charlotte, NC 28212	Charlotte, NC 28212

If to the Recipient:

The Recipient’s address appearing in the Company’s records.

(g) Governing Law. This Restricted Stock Unit Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina, without regard to its principles of conflict of laws. The parties agree that any action, suit or proceeding arising out of or related to this Restricted Stock Unit Agreement shall be instituted only in the state or federal courts sitting in Mecklenburg County, North Carolina.

(h) Severability. The invalidity or unenforceability of any particular provision of this Restricted Stock Unit Agreement shall not affect the other provisions hereof, and the Committee may elect in its discretion to construe such invalid or unenforceable provision in a manner which conforms to applicable law or as if such provision was omitted.

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Unit Agreement as of the day and year first written above.

SONIC AUTOMOTIVE, INC.	RECIPIENT: <NAME>

By:	(SEAL)

Title:

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